UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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MADISON COVERED CALL & EQUITY STRATEGY FUND
MADISON STRATEGIC SECTOR PREMIUM FUND
(Names of Registrant As Specified in its Charter)

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MADISON COVERED CALL & EQUITY STRATEGY FUND
MADISON STRATEGIC SECTOR PREMIUM FUND
550 Science Drive
Madison, WI 53711

NOTICE OF POSTPONEMENT OF JOINT SPECIAL MEETING OF SHAREHOLDERS

The joint special Meeting of Shareholders of the Madison Covered Call & Equity Strategy Fund (“MCN”) and the Madison Strategic Sector Premium Fund (“MSP”) (each a “Fund” and together, the “Funds”) originally scheduled to be held on Friday, August 18, 2017 has been postponed and will now be held in the offices of Madison Asset Management, LLC, 550 Science Drive, Madison, WI 53711, on September 15, 2017 at 10:00 a.m. Central Time.
No changes have been made to the record date (May 25, 2017), the location of the meeting or the proposals (relating to reorganization) to be brought before the Special Meeting. We decided to postpone the meeting after becoming aware that we would not achieve a quorum for the MCN meeting and still had not received votes from over 2 million MSP shares.
If you have already voted, you do not need to take any further action. Any previous votes or proxies will be presented at the rescheduled meeting. If you have not voted, we strongly encourage you to do so and to vote in support the Boards’ recommendation to reorganize the Funds.
We sincerely apologize for any inconvenience this postponement may cause you and appreciate your understanding. We simply want to allow for as many votes to be presented as possible.
By order of each Fund's Board of Trustees

Holly S. Baggot
Secretary
Madison Covered Call & Equity Strategy Fund
Madison Strategic Sector Premium Fund
August 22, 2017

Shareholders are cordially invited to attend the Special Meeting. If you have voted or submitted a proxy you do not need to take any further action and your vote will cast at the meeting. If you have not voted, in order to avoid delay and additional expense for the Funds and to assure that your shares are represented, please vote as promptly as possible, regardless of whether or not you plan to attend the Special Meeting. You may vote by mail, by telephone or over the Internet. To vote by mail, please mark, sign, date, and mail the enclosed proxy card. No postage is required if mailed in the United States. To vote by telephone, please call the toll-free number located on your proxy card and follow the recorded instructions, using your proxy card as a guide. To vote over the Internet, go to the Internet address provided on your proxy card and follow the instructions, using your proxy card as a guide.